Exhibit 10.2

Cowboy International Inc.
Services Agreement - Confidential

SERVICES AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of August 3rd, 2007 (“Effective Date”), by and between Disaboom, Inc. (the “Client”), and Cowboy International Inc. (the “Agency”) (collectively, the “Parties”).

RECITALS

1. Agency has expertise in the area of the Client’s business and is willing to provide consulting services to the Client.

2. Client is willing to engage Agency as their Agency of Record on the terms and conditions set forth herein.

AGREEMENT

In consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1.	Engagement.

a.

Client hereby engages Agency to manage and/or render the services summarized in Exhibit A hereto and such other services as may be agreed to in writing by the Client and Agency from time to time. Parties acknowledge that not all services summarized in Exhibit A may ultimately be managed and/or rendered over the course of the Agreement by Agency.

	b.	Agency hereby accepts the engagement to provide Services to the Client on the terms and conditions set forth herein.

c.

Agency agrees not to provide consulting services that: (1) interfere with the proper and efficient performance of the Services for Client during the term of this Agreement, (2) compete directly or indirectly with the business in which Client is engaged during the Term of this Agreement and for a period of twice the number of months Services are provided to Client after it’s completion or Termination, or (3) otherwise are prohibited under this Agreement.

2.

Term. Unless terminated, the term of this Agreement shall be effective through June 30th, 2008. Client or Agency may terminate this Agreement for any reason or for no reason at anytime upon written notice to the other party. Such notice shall be delivered by certified mail or personal delivery. Notwithstanding anything in this Agreement to the contrary, in the event of early termination of this Agreement, Client will remain liable to the Agency for payment of all approved expenses and all Services actually rendered by the Agency through the effective date of such termination including one (1) month advance fee if terminated prior to expiration. In the event of termination, Agency shall immediately upon

Cowboy International Inc.
Services Agreement - Confidential

receipt of payment deliver to Client all deliverables, reports, documents or other work product created for Client in the performance of its Services.

3.	Compensation and Payment.

	a.	Subject to the terms of the Agreement and in consideration of the Services to be performed by Agency, the Client agrees to pay Agency in the manner set forth in Exhibit A.

	b.	Out of Pocket expenses incurred by Agency that are authorized by the Client in writing shall be reimbursed by Client to Agency.

c.

Agency will be paid a monthly retainer for all Services, on a current basis, in the amount of $133,071. Promptly upon the completion of each month, but no later than thirty (30) days of completing the monthly Services, Agency shall provide Client with an invoice for Services rendered and Out of Pocket expenses. Such invoice shall be accurate, complete, and include sufficient detail to substantiate net amounts due thereunder (i.e., net of the current pay retainer fee referenced above). Media buying decreases may result in a partial offset of the media buying fees. Amounts due shall be payable within thirty (30) days of Client’s receipt of a correct and undisputed invoice from Agency.

4.

Representations and Warranties. Agency represents and warrants (i) that Agency has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Agency’s undertaking this relationship with the Client, (ii) that the performance of the services called for by this Agreement do not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party, (iii) that Agency will not use in the performance of the responsibilities under this Agreement any confidential information or trade secrets of any other person or entity, unless both the third party and Client provide written consent to such use, and (iv) that Agency has not entered into or will enter into any agreement (whether oral or written) in conflict with this Agreement. Client represents and warrants that it possesses the appropriate right, title and interest in and to any information or materials provided by Client to Agency in connection with the services to be provided hereunder.

5.

Entire Agreement. Except for the terms and conditions contained in the Confidentiality Agreement executed by the Parties in June 2007, this Agreement, contains the entire understanding and agreement between the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof.

6.	Amendment. This Agreement may be amended only by a writing signed by Agency and by a representative of the Client duly authorized.

7.	Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of

Cowboy International Inc.
Services Agreement - Confidential

competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

8.

Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successors), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

9.

Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Client, by an acting officer of the Client or other person duly authorized by the Client.

10.	Compliance with Law. In connection with the services rendered hereunder, Agency agrees to abide by all federal, provincial, and local laws, ordinances and regulations.

11.

Governing Law. This Agreement shall be construed in accordance with, and all actions arising hereunder shall be governed by, the laws of the State of Colorado (except with respect to its laws governing conflict and choice of laws). Any dispute arising from or related to this Agreement shall be brought in the courts of the state of Colorado or the U.S. District Court of Colorado. Any objections to venue or the convenience of forum are hereby specifically waived.

12.

Independent Contractor. Agency acknowledges and agrees that Agency has been retained solely as an independent contractor in a temporary capacity and not as an agent or employee of Client. Nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the parties. Agency is not authorized to enter into contracts or agreements on behalf of Client or to otherwise create obligations of Client to third parties. Agency shall be solely responsible for the payment to any of its employees of compensation, expenses, and benefits associated with employment, workers’ compensation payments, state disability insurance and claims, and unemployment, social security and other payroll taxes, as applicable.

13.

Intellectual Property. Any and all original reports and documentation provided to Client (“Documentation”) and/or any deliverable prepared by Agency in the performance of the services under this Agreement shall become the exclusive property of Client, including any trademark or copyright rights and other tangible or intangible rights attaching thereto. In relation to the performance of this Agreement, Agency may create certain works for Client that may be copyrighted or copyrightable under the laws of the United States. To the extent that any such works are created, Agency will be considered to have created a Work Made for Hire as defined in 17 U.S.C. §101, and Client shall have the sole right to the copyright in such work. In the event that any such work created by Agency does not

Cowboy International Inc.
Services Agreement - Confidential

qualify as a Work Made for Hire, Agency hereby assigns its copyright and all rights, throughout the world, in and to the work to Client.

14.

Excuse for Non-Performance. Agency’s and Client’s obligations pursuant to this Agreement shall be excused without liability when prevented by strike, terrorist attack, act of God, governmental action, or accident. Agency and Client each agree to resume performance of their obligations hereunder as soon as practicable following cessation of such condition.

15.

Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered in person or by overnight courier or on the third business day after posting in a United States Post Office, directed by certified mail or registered mail, return receipt requested, to the parties at the addresses listed below, or to such address as either party may later designate by like notice to the other.

DISABOOM, INC.

John Walpuck
7730 E. Belleview Ave.
Suite A-306
Greenwood Village, CO 80111

With a copy to :
Theresa M. Mehringer
Burns Figa & Will, P.C.
6400 S. Fiddlers Green Circle
Suite 1000
Greenwood Village, CO 80111

COWBOY INTERNATIONAL, INC.

Dana Farbo
27 West 20th Street, 9th Floor
New York, NY 10011

Cowboy International Inc.
Services Agreement - Confidential

           IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the Effective Date.

Client:		Agency:

Disaboom		Cowboy International Inc

Per:	/s/ John Walpuck	By:	/s/ Dana Farbo

Name: John Walpuck		Name: Dana Farbo
Title: COO/CFO		Title: CEO

Cowboy International Inc.
Services Agreement - Confidential

Exhibit A

1. Description of Services to be rendered

Cowboy International will provide services for the Client to support the creation of a new and consistent branding and acquisition campaign. Cowboy will work under a retainer based payment system in that we divide the total expected agency fees of $1,463,778 by eleven (11) months for a monthly fee of $133,071. Once we have developed an approved creative concept system, efficiencies will be realized for future design work due to the guidelines we establish for all work. This will allow the Client to build any number of elements that look and feel like the brand that is being portrayed without having to go through the discovery process every time. Cowboy looks forward to extending our support of the Client by creating work through this project that showcases our abilities and commitment to helping Disaboom be recognized as the leader in the industry.

Cowboy International Inc.
Services Agreement - Confidential

Project Category

NONMEDIA

Market Research
iSee Insight Research
Concept Research

Account Management/Brand Strategy
Manage all internal resources
Manage Advisory Board
Brand Strategist

Concept Development
Advertising Development
Interactive
Brand Book

Advertising Development
Online Ad Creative
Offline Ad Creative

Production
Photoshoot
TV/Video Production
Video News Release
Print Ads

Events
Launch Event(s)

Collateral
Media Kit(s)
Information Brochure
Company InfoPack
Press Kit (Collaboration)

MEDIA

Media
Media Planning
Ad Serving
Video News Release Media Buy
Online Media Spend
Offline Media Spend

SECOND AMENDMENT TO SERVICES AGREEMENT

THIS SECOND AMENDMENT TO SERVICES AGREEMENT is effective September 28, 2007, by and between Disaboom, Inc. (“Disaboom”), and Cowboy International Inc. (“Cowboy”) (collectively, the “Parties”).

          WHEREAS the Parties entered into the Services Agreement on July 5, 2007 and as amended on August 3, 2007 (the “Amended Services Agreement”).

          WHEREAS after working with each other for two months under the Amended Services Agreement, the Parties have renegotiated the payment terms of the Agreement to more accurately reflect the services performed for Disaboom by Cowboy.

AGREEMENT:

1. Amendment: Paragraph 3.c. of the Services Agreement is hereby amended to state:

Agency will be paid a monthly retainer for all Services, on a current basis, in the amount of $86,938. Disaboom may, at its option, pay an additional $20,909 per month for media spending. Promptly upon the completion of each month, but no later than thirty (30) days of completing the monthly Services, Agency shall provide Client with an invoice for Services rendered and Out of Pocket expenses. Such invoices shall be accurate, complete, and include sufficient detail to substantiate the net amounts due thereunder whether to Client or Agency (i.e., net of the current retainer fee referenced above). Media buying decreases may result in a partial offset of the media buying fees. Amounts due, if any, shall be payable within thirty (30) days of the Client’s receipt of a correct and undisputed invoice from Agency.

                          IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the Effective Date.

Disaboom, Inc.		Cowboy International Inc.

Per:	/s/ John Walpuck	By:	/s/ Dana Farbo

Name: John Walpuck		Name: Dana Farbo
Title: CFO/President		Title: CEO